SENTRY PETROLEUM INITIATES SEISMIC ANALYSIS ON ATP 865 AND ADVANCES 2008 EXPLORATION STRATEGY

Denver, Colorado - (Marketwire - August 11, 2008) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has commenced seismic data analysis on ATP 865 for the Company's upcoming 2008 exploration program. MBA Petroleum Consultants, a leading independent evaluator, has been retained to provide an assessment of ATP 865 and the Company's existing leads and prospect. MBA is presently loading and re-processing over 3,400 line kilometres of seismic data over ATP 865. In 2008 dollar terms this represents over US$25 million in seismic data across 1.68 million acres in the heart of the Adavale Basin in Queensland, Australia.

Sentry Petroleum President and CEO Dr. Rajeswaran commented, "MBA Petroleum Consultants is one of Australasia's leading independent petroleum consultancies. We have retained them for their expertise and independence. MBA will provide investors and industry partners an unbiased third-party assessment of our assets while giving Sentry and its shareholders an excellent understanding of the potential of ATP 865 and the leads and prospect uncovered to date."

Sentry Petroleum Director and Head of Exploration Alan Hart concluded, "Our earth sciences team have completed initial due diligence work on ATP 865. We know that the basin contains Middle Devonian reefs which are prolific producers in other basins worldwide and a gas field in clastic reservoirs immediately north of ATP 865. Both MBA Petroleum Consultants and our technical team agree that the potential that other gas fields exists in this large prospective permit is significant."

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

About MBA Petroleum Consultants:
MBA Petroleum Consultants provides independent valuations for oil and gas assets. The firm utilizes a large group of experienced associates with a wide range of skills and has a comprehensive strategy for assessing the potential reserve of assets, using state-of-the-art industry technology and a comprehensive strategy for assessing chance of success (COS).

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.
14 Wall Street,
20th Floor
New York, NY 10005
212.344.6464 or 800.477.7570
p.niemetz@panconsultants.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.